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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)

                                  BENTHOS, INC.
                   ------------------------------------------
                                (Name of Issuer)

                   Common Stock, $.06 2/3 par value per share
                   ------------------------------------------
                         (Title of Class of Securities)

                                   082641 10 1
                   ------------------------------------------
                                 (CUSIP Number)

Check the appropriate to designate the rule pursuant to which this Schedule is filed:

       [ ]   Rule 13d-1(b)
       [ ]   Rule 13d-1(c)
       [X]   Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-----------------------                                    ---------------------
 CUSIP No. 082641 10 1                 13G                   Page 2 of 6 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Ronald K. Church, individually
--------------------------------------------------------------------------------
                                                                     (a)   [X]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                None
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          128,250
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           None
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                128,250
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     128,250 shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.3%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                     IN
--------------------------------------------------------------------------------



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-----------------------                                    ---------------------
 CUSIP No. 082641 10 1                 13G                   Page 3 of 6 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Ronald K. Church, as trustee of the Ronald K. Church 1996 Trust
--------------------------------------------------------------------------------
                                                                     (a)   [X]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                None
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          128,250
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           None
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                128,250
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           128,250 shares

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [_]
         CERTAIN SHARES
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.3%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                     OO
--------------------------------------------------------------------------------



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-----------------------                                    ---------------------
 CUSIP No. 082641 10 1                 13G                   Page 4 of 6 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Nancy O. Church, as trustee of the Ronald K. Church 1996 Trust
--------------------------------------------------------------------------------
                                                                     (a)   [X]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                None
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          128,250
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           None
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                128,250
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     128,250 shares

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [_]
         CERTAIN SHARES
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.3%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                     OO
--------------------------------------------------------------------------------


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                                  SCHEDULE 13G

CUSIP No. 082641 10 1                                          Page 5 of 6 Pages





Item 1   Issuer

         (a)      The name of the issuer is Benthos, Inc. (the "Issuer").

         (b) The address of the Issuer's principal executive offices is 49 Edgerton Drive, N. Falmouth, Massachusetts 02556.

Item 2   Reporting Persons

         (a) The names of the persons filing this Schedule are Ronald K. Church, individually, and Ronald K. Church and Nancy O. Church, as trustees of the Ronald K. Church 1996 Trust (the "Reporting Persons").

         (b) The address of the Reporting Persons is 46 Riddle Hill Road, Falmouth, Massachusetts 02540.

         (c)      The Reporting Persons are citizens of the United States of
                  America

         (d) The title of the class of securities to which this Schedule relates is Common Stock, $.06 2/3 par value.

         (e) The CUSIP number of this class of securities is 082641 10 1.

Item 3   Type of Reporting Person

         Not Applicable

Item 4   Ownership

         Reference is made to Items 5 though 11 of the Cover Pages of this Schedule.

Item 5   Ownership of Five Percent or Less of a Class

         Not applicable

Item 6   Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable

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                                  SCHEDULE 13G

CUSIP No. 082641 10 1                                          Page 6 of 6 Pages



Item 7   Identification and Classification of Subsidiary, etc.

         Not Applicable

Item 8   Identification and Classification of Members of the Group

         This Schedule is being filed on behalf of each of Ronald K. Church, individually, and Ronald K. Church and Nancy O. Church, as trustees of the Ronald K. Church 1996 Trust. Under (S)13(d) of the Securities Exchange Act of 1934, said persons may be deemed to be a "group".
         Mr. and Mrs. Church are co-trustees of the trust which was established by Mr. Church in 1996. The trust instrument provides that it is revocable by Mr. Church at his sole election.

Item 9   Notice of Dissolution of Group

         Not Applicable

Item 10  Certifications

         Not Applicable

                                    Signature

         After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 11, 2001
                                                  ----------------------------
                                                  Date

                                                  RONALD K. CHURCH
                                                  ----------------------------
                                                  Ronald K. Church

                                                  RONALD K. CHURCH
                                                  ----------------------------
                                                  Ronald K. Church, Trustee

                                                  NANCY O. CHURCH
                                                  ----------------------------
                                                  Nancy O. Church, Trustee